Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES SECOND QUARTER RESULTS

SAN DIEGO, California, April 23, 2008 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the second quarter of fiscal 2008 ended March 29, 2008.

For the second quarter ended March 29, 2008:

•	Net sales for the second quarter increased 14.9% to $185.1 million from $161.1 million for the second quarter last year. Comparable store sales increased 2.5% during the quarter.

•	Operating income for the second quarter was $4.5 million as compared to $4.2 million for the same quarter last year, an increase of 6.1%.

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Included in the second quarter results is a favorable tax expense adjustment of approximately $0.8 million, or $0.03 per share. The adjustment includes the reversal of a prior year tax accrual and the impact of a lower effective tax rate for the first quarter of fiscal 2008.

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Net income for the second quarter was $4.2 million as compared to $3.8 million for the same quarter last year, an increase of 10.6%. Diluted earnings per share from operations for the second quarter were $0.17 as compared to $0.15 for the same quarter last year.

For the six months ended March 29, 2008:

•	Net sales for the first six months of fiscal 2008 increased 14.3% to $423.3 million from $370.3 million for the same period last year. Comparable store sales increased 1.9% for the six month period.

•	Operating income for the first six months of fiscal 2008 was $26.6 million as compared to $26.0 million for the same period last year, an increase of 2.3%.

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Net income for the first six months of fiscal 2008 was $18.2 million as compared to $17.7 million for the same period last year, an increase of 2.8%. Diluted earnings per share for the first six months of fiscal 2008 were $0.73 as compared to $0.70 for the same period last year.

Current Outlook

Mark Hoffman, Chief Executive Officer, remarked, “On our press release dated March 26, 2008 we commented that we had experienced a decline in sales trends during the back half of the second quarter. While we are pleased to have achieved our earnings guidance for the second quarter, we continue to remain cautious in this retail climate. Based on our current outlook, we are maintaining our previous guidance range of a flat to low single digit comparable store sales decline for the third quarter of fiscal 2008. We estimate the share repurchase program will have a favorable impact of approximately $0.04 on diluted EPS for the third quarter. Accordingly, our previous guidance of $0.27 to $0.30 diluted earnings per share is now in the range of $0.31 to $0.34 for the third quarter when adjusted for the share repurchase. This compares to diluted earnings per share of $0.40 for the third quarter last year.”

As has been the Company’s policy, third quarter guidance does not include the potential of any business risks, opportunities or developments that may occur after April 23, 2008. Management does not expect to report on its third quarter financial performance, or to comment on it to the investment community, until after the financial results for the third quarter have been released on or about July 23, 2008.

New store openings

The Company opened 10 new stores in the second quarter for a total of 18 new stores fiscal year-to-date. The Company closed 2 stores during the second quarter. The target for fiscal 2008 is to open approximately 60 new stores.

Share Repurchase

On April 9, 2008 the Company announced the final results of its previously announced modified “Dutch Auction” tender offer, which expired on Wednesday, April 2, 2008. The Company repurchased 4,080,000 shares in the tender offer, at a price of $18.00 per share, for a total cost of $73.4 million, excluding related fees and expenses. The 4,080,000 shares repurchased in the tender offer represented 16.3 percent of the shares outstanding on April 2, 2008 and the transaction was funded from the Company’s existing cash balance. Mark Hoffman, Chief Executive Officer added, “We are pleased with the successful completion of a significant share repurchase which we believe is an important step in increasing shareholder value.”

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At March 29, 2008 the Company operated 448 stores in 45 states and Puerto Rico. The Company expects to open approximately 60 new stores in fiscal 2008. For more information about the Company, please visit www.charlotterusse.com.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 2:00 p.m. Pacific Time which will be broadcast over the internet at http://www.charlotterusse.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 800-642-1687, ID: 9096623.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated management and growth strategies and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Net sales	$185,076	$161,091	$423,295	$370,330
Cost of goods sold	138,678	120,749	309,711	270,312

Gross profit	46,398	40,342	113,584	100,018
Selling, general & administrative expenses	41,932	36,132	86,980	74,024

Operating income	4,466	4,210	26,604	25,994
Interest income, net	1,060	1,343	2,014	2,535

Income before income taxes	5,526	5,553	28,618	28,529
Income tax expense	1,285	1,719	10,384	10,794

Net income	$4,241	$3,834	$18,234	$17,735

Earnings per share – basic:

Earnings per basic share	$0.17	$0.15	$0.73	$0.70

Earnings per share – diluted:

Earnings per diluted share	$0.17	$0.15	$0.73	$0.70

Basic weighted average shares outstanding	24,909	25,316	24,898	25,180
Diluted weighted average shares outstanding	25,086	25,551	25,051	25,465

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	March 29, 2008	March 31, 2007
ASSETS
Cash and cash equivalents	$125,324	$98,213
Inventories	53,241	44,284
Prepaid rent expense	174	10,609
Other current assets	10,261	8,419
Deferred tax assets	6,380	6,120

Total current assets	195,380	167,645
Fixed assets, net	213,587	187,975
Goodwill	28,790	28,790
Other assets	1,043	674
Deferred taxes	1,340	—

Total assets	$440,140	$385,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$36,100	$32,745
Accounts payable, other	6,839	5,065
Accrued payroll and related expense	7,452	6,456
Income and sales taxes payable	3,820	2,887
Other current liabilities	10,724	7,277

Total current liabilities	64,935	54,430
Deferred rent	107,210	95,886
Other Liabilities	762	140

Total liabilities	172,907	150,456
Total stockholders’ equity	267,233	234,628

Total liabilities and stockholders’ equity	$440,140	$385,084

CONTACT:	Patti Johnson
Executive Vice President & Chief Financial Officer
858-490-2603

Joseph Teklits
ICR, Inc.
(203) 682-8258